Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS SECOND QUARTER EARNINGS FROM CONTINUING OPERATIONS OF $0.48 PER SHARE EQUALING FORECAST AND EXCEEDING YEAR AGO RESULTS BY 20%

COMPANY REAFFIRMS EPS GUIDANCE OF $2.06 FOR FISCAL 2004 AND ANNOUNCES OPENING OF TWO NEW DEALERSHIPS

BENTONVILLE, Arkansas (December 10, 2003) — America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the second fiscal quarter and six months ended October 31, 2003. The Company’s results are segmented into continuing and discontinued operations.

Highlights of second quarter operating results (continuing operations):

•	Revenue growth of 13% over the prior year quarter

•	Income growth of 23% over the prior year quarter

•	Diluted EPS growth of 20% over the prior year quarter

•	Retail unit sales growth of 10% over the prior year quarter

For the three months ended October 31, 2003, revenues from continuing operations increased 13% to $43.3 million, compared with $38.3 million in the same period of the prior fiscal year. Income from continuing operations for the quarter increased 23% to $3.8 million, or $0.48 per diluted share, versus $3.1 million, or $0.40 per diluted share, in the same period last year. Retail unit sales increased 10% to 6,096 vehicles in the current quarter, compared to 5,536 vehicles in the same period last year.

Highlights of six month operating results (continuing operations):

•	Revenue growth of 16% over the prior year period

•	Income growth of 25% over the prior year period

•	Diluted EPS growth of 24% over the prior year period

•	Retail unit sales growth of 13% over the prior year period

For the six months ended October 31, 2003, revenues from continuing operations increased 16% to $86.6 million, compared with $74.4 million in the same period of the prior fiscal year. Income from continuing operations for the first six months of FY2004 increased 25% to $8.2 million, or $1.03 per diluted share, versus $6.5 million, or $0.83 per diluted share, in the same period last year. Retail unit sales increased 13% to 12,162 vehicles in the current period, compared to 10,809 vehicles in the same period last year.

“We are pleased to report solid operating results for the fiscal second quarter, which is historically a seasonally difficult quarter,” stated T. J. (“Skip”) Falgout, III, America’s Car-Mart’s Chief Executive Officer. “Our growth in income from continuing operations of 23% and 25% for the first three and six months, respectively, is evidence of our ability to maintain high levels of profitability as we continue to grow the Company. Since the beginning of the year, we have increased net finance receivables by approximately $8 million while holding debt constant, a testament to our ability to finance most or all of our growth out of internally generated funds. Our quarter-ending debt to equity ratio was .33 to 1.0, down from 39 to 1.0 at fiscal year end.”

“Our second fiscal quarter is historically our most difficult period for credit losses and this year was no exception,” commented William H. (“Hank”) Henderson, America’s Car-Mart’s President. “While our credit losses this quarter were at the high end of our historical range, we feel we have made some progress during the quarter. We increased the training of our collection staff and made substantial progress at reducing turnover. We have also shifted more of the collection responsibility to our area operations managers and regional vice presidents. Separately, we are pleased to report that our newest dealership in Paris, Texas has opened, and we expect to open our Nacogdoches, Texas dealership in the next ten days bringing our dealership count to 68.”

Effective November 30, 2003, the Company amended to its $39.5 million revolving credit facility with Bank of Oklahoma and certain other banks. The amendment extends the maturity date of the facility by two years to April 30, 2006, and reduces the interest rate charged on borrowed funds by 50 basis points to Prime.

Fiscal 2004 Earnings Guidance

The Company has reaffirmed its fiscal year 2004 earnings estimate from continuing operations. Accordingly, the Company projects that it will earn $2.06 per diluted share from continuing operations in FY2004 as follows:

Period	Period Ending	Diluted EPS
1st Quarter	7-31-03	$.55	(actual)
2nd Quarter	10-31-03.48		(actual)
3rd Quarter	1-31-04.47		(projected)
4th Quarter	4-30-04.56		(projected)

Fiscal 2004	4-30-04	$2.06	(projected)

Conference Call

Management will be holding a conference call on Wednesday, December 10, 2003 at 11:00 a.m. Eastern time to discuss second quarter results. To participate, please dial 800-340-5808 (international callers dial 212-346-6400). Callers should dial in approximately 10 minutes before the call begins. The conference call can also be accessed on www.vcall.com. A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-633-8284 (domestic) or 402-977-9140 (international), conference ID# 21167708.

About America’s Car-Mart

America’s Car-Mart operates 67 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts. There are many factors that affect management’s view about future earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, credit losses, gross margins, operating expenses and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003. All forward- looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T.J. “Skip” Falgout, III, CEO, or Mark D. Slusser, CFO, at (972) 717-3423 or J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America’s Car-Mart, Inc. Consolidated Results of Operations (in thousands, except operating, period end and share data)

	Three Months Ended October 31,		% Change 2003 vs	As a % of Sales Three Months Ended October 31,
	2003	2002	2002	2003	2002
Operating Data:
Retail units sold	6,096	5,536	10.1%
Average number of stores in operation	65.7	61.7	6.5
Average retail units sold per store per month	30.9	29.9	3.4
Average retail sales price	$ 6,350	$ 6,279	1.1
Same store revenue growth	11.1%	14.2%

Period End Data:
Stores open	65	62	4.8%
Accounts 30 days or more past due	5.2%	3.9%

Revenues:
Sales	$ 40,197	$ 35,926	11.9%	100.0	100.0%
Interest income	3,118	2,352	32.6	7.8	6.5

Total	43,315	38,278	13.2	107.8	106.5

Costs and expenses:
Cost of sales	21,196	19,066	11.2	52.7	53.1
Selling, general and administrative	7,129	6,632	7.5	17.7	18.5
Provision for credit losses	8,561	7,192	19.0	21.3	20.0
Interest expense	305	469	(35.0)	0.8	1.3
Depreciation and amortization	78	71	9.9	0.2	0.2

Total	37,269	33,430	11.5	92.7	93.1

Income from continuing operations before taxes	6,046	4,848	24.7	15.0	13.5

Provision for income taxes	2,231	1,748	27.6	5.6	4.9

Income from continuing operations	3,815	3,100	23.1	9.5	8.6

Discontinued operations:
Income from discontinued operations, net of taxes and minority interests
Gain on sale of discontinued operation, net of tax		256

Income from discontinued operations	-	256

Net income	$ 3,815	$ 3,356	13.7%

Basic earnings per share:
Continuing operations	$ 0.51	$ 0.44	14.6%
Discontinued operations	-	0.04

Total	$ 0.51	$ 0.48

Diluted earnings per share:
Continuing operations	$ 0.48	$ 0.40	20.9%
Discontinued operations	-	0.03

Total	$ 0.48	$ 0.43

Weighted average number of shares outstanding:
Basic	7,512,401	6,997,169
Diluted	7,950,608	7,808,712

America’s Car-Mart, Inc. Consolidated Results of Operations (in thousands, except operating, period end and share data)

	Six Months Ended October 31,		% Change 2003 vs	As a % of Sales Six Months Ended October 31,
	2003	2002	2002	2003	2002
Operating Data:
Retail units sold	12,162	10,809	12.5%
Average number of stores in operation	65.7	59.7	10.1
Average retail units sold per store per month	30.9	30.2	2.2
Average retail sales price	$ 6,393	$ 6,249	2.3
Same store revenue growth	11.5%	14.0%

Period End Data:
Stores open	65	62	4.8%
Accounts 30 days or more past due	5.2%	3.9%

Revenues:
Sales	$ 80,517	$ 69,747	15.4%	100.0%	100.0%
Interest income	6,108	4,628	32.0	7.6	6.6

Total	86,625	74,375	16.5	107.6	106.6

Costs and expenses:
Cost of sales	42,132	36,816	14.4	52.3	52.8
Selling, general and administrative	14,436	13,187	9.5	17.9	18.9
Provision for credit losses	16,282	12,794	27.3	20.2	18.3
Interest expense	620	1,005	(38.3)	0.8	1.4
Depreciation and amortization	160	136	17.6	0.2	0.2

Total	73,630	63,938	15.2	91.4	91.7

Income from continuing operations before taxes	12,995	10,437	24.5	16.1	15.0

Provision for income taxes	4,801	3,900	23.1	6.0	5.6

Income from continuing operations	8,194	6,537	25.3	10.2	9.4

Discontinued operations:
Income from discontinued operations, net of taxes and minority interests	165	375
Loss on sale of discontinued operation, net of tax		131

Income from discontinued operations	165	506

Net income	$ 8,359	$ 7,043	18.7%

Basic earnings per share:
Continuing operations	$ 1.11	$ 0.94	18.2%
Discontinued operations	0.02	0.07

Total	$ 1.13	$ 1.01

Diluted earnings per share:
Continuing operations	$ 1.03	$ 0.83	24.4%
Discontinued operations	0.02	0.06

Total	$ 1.05	$ 0.89

Weighted average number of shares outstanding:
Basic	7,403,666	6,982,659
Diluted	7,930,054	7,872,863

America’s Car-Mart, Inc. Consolidated Balance Sheet and Other Data

	October 31, 2003	April 30, 2003
Cash and cash equivalents	$ 1,563,163	$ 783,786
Finance receivables, net	$ 99,282,011	$ 91,358,935
Total assets	$ 111,958,276	$ 101,840,582
Revolving credit facility	$ 25,744,656	$ 25,968,220
Stockholders’ equity	$ 77,056,487	$ 65,960,873
Shares outstanding	7,596,318	7,207,963
Book value per share	$ 10.14	$ 9.15

Finance receivables:
Principal balance	$ 122,043,036	$ 111,754,030
Allowance for credit losses	(22,761,025)	(20,395,095)

Finance receivables, net	$ 99,282,011	$ 91,358,935

Allowance as % of principal balance	18.65%	18.25%

Changes in allowance for credit losses:
	Six Months Ended October 31,
	2003	2002
Balance at beginning of year	$ 20,395,095	$ 17,042,609
Provision for credit losses	16,281,659	12,793,997
Net charge-offs	(13,915,729)	(10,702,303)

Balance at end of period	$ 22,761,025	$ 19,134,303